Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

InMed Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares, no par value	Rule 457(c) and (h)	700,000	$0.359	$251,300	0.00014760	$37.09
	Total Offering Amounts					$251,300		$37.09
	Total Fees Previously Paid							—
	Total Fee Offsets							—
			Net Fee Due					$37.09

(1)

(2)